Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

LACROIX FANS

OUTCRY LOUDLY

FORT LAUDERDALE, FL, October 12, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) is receiving emotional outcries on behalf of LaCroix.

“There is an unspoken phrase within a cult – ‘We got each other’s back!’ Well, there has been a loud cry of support from our LaCroix consumers embracing the brand that they love – Don’t hurt our LaCroix!” repeated Nick A. Caporella, Chairman and Chief Executive Officer.

Heartfelt expressions from our cult following:

“LaCroix is taking it on the chin for everyone in the sparkling water and juice industries, but this is not a fair fight. Our LaCroix is made with natural ingredients magnified through love and caring. I get a feeling of inner peace; a feeling that my LaCroix is made with ‘Innocent’ avowed on it. I love my LaCroix – it is an excellent product – doesn’t our Innocent claim mean anything?”

Essence is our picture word that means:

Nose Sensory, Aroma, Tongue Sense, Measured Taste and Mouth Feel . . . How we use and develop each of these ‘senses’ relative to all of the above is proprietary.

It is extremely rare to pop open the tab and (1) instantly ‘smell’ toasted meringue; (2) taste a tangy Florida cay Lime; and (3) on the end of the tongue sense a graham cracker flavor. That is exactly what happens when experiencing LaCroix Key Lime . . . so in National Beverage lingo, essence is – FEELINGS and Sensory Effects!

-more-

National Beverage Corp.

Naturally Essenced means how we accomplish and create these feelings and taste notes (1) (2) (3) during our production process!

All Natural is a technical regulatory criterion that each and every ingredient must adhere to! LaCroix is developed and produced to extremely complex, high standards . . . quite separate and apart from all others!

Some beverage products from other companies that claim to be “sparkling waters” are sweetened or use artificial ingredients that aid in flavor preservation and product consistency. Although other companies may use the word “essence”, it is just their way of trying to copy LaCroix. Naturally Essenced is not a marketing ploy, but rather a core product element!

Our marketing, as is the case with all that we do, is centered on profoundness, innovation and creativity. LaCroix has a devoted fan base that is quick to share its LaCroix ‘experience’ through social media channels. LaCroix continues to expertly innovate and strives to meet changing consumer’s demands.

Our Cult, our Consumer, our Love and our LaCroix are . . . Genuinely Natural!

Our Way is Tastefully . . .

Sparkling !!

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!